Exhibit (e)(26)

FIRST AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

This First Amendment to Management Services Agreement is dated March 25, 2015, and is between SP Corporate Services LLC (“SP Corporate”) and SL Industries, Inc. (the “Company”).

Reference is made to the May 1, 2014 Management Services Agreement between SP Corporate and the Company (the “MSA”). The purpose of this First Amendment is to: (i) extend the term of the MSA through May 1, 2016; and (ii) amend Exhibit A.

The Parties, intending to be legally bound, agree as follows:

1.                                      Defined Terms. Defined terms used but not defined in this First Amendment are as defined in the MSA.

2.                                      Amendment to Section 2. Section 2 of the MSA is hereby amended by deleting it in its entirety and replacing it with the following:

Section 2.                            Term

This Agreement shall commence effective as of May 1, 2015 and shall continue through May 1, 2016.

3.                                      Amendment to Exhibit A. Exhibit A of the MSA is hereby amended by deleting it in its entirety and replacing it with the following:

Exhibit A

The Services shall include the following:

1.  Provide, at the direction of the Company’s Chief Executive Officer, the non-exclusive services of a person or persons to support the Company’s growth strategy including mergers and acquisitions planning, execution assistance, and other related support services.

2.  Provide, at the direction of the Company’s Chief Executive Officer, the non-exclusive services of a person or persons to support the Company’s talent and organizational development, including transformative change management, talent recruitment, talent development (both domestic and international), organizational review services, and other related support services.

The monthly fee for providing the Services shall be $27,400, paid in advance on the first day of the month. The Company shall promptly reimburse SP Corporate and its representatives for certain expenses, including legal expenses, as well as all reasonable and necessary business expenses, incurred on behalf of the Company as required pursuant to Section 3.01.

4.                                      Confirmation of MSA. All other terms of the MSA shall remain in full force and effect.

The parties are entering this First Amendment as of the date set forth in the Introductory Clause.

SP CORPORATE SERVICES LLC

By:	/s/ James F. McCabe Jr.
Name:	James F. McCabe Jr.
Title:	President

SL INDUSTRIES, INC.

By:	/s/ William T. Fejes, Jr.
Name:	William T. Fejes, Jr.
Title:	President & CEO